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                                                                    Exhibit 11.1


                           ACTV, INC. AND SUBSIDIARIES
                          COMPUTATION OF LOSS PER SHARE


                                          Nine Month Period            Three Month Period
                                          Ended September 30,          Ended September 30,

                                               1995         1996         1995         1996
                                        -----------  -----------   ----------   ----------

Weighted average shares outstanding       9,748,209   11,723,874    9,981,194   11,799,797

Common stock equivalents                         --           --           --           --
                                        ------------  -----------  -----------  -----------
         Total                            9,748,209   11,723,874    9,981,194   11,799,797
                                        ============  ===========  ===========  ===========

Net loss applicable to common
  stock shareholders before
  extraordinary gain                     $5,751,337   $5,878,805    $2,308,521   $1,825,786

Net loss applicable to common
  stock shareholders after
  extraordinary gain                     $5,657,220   $5,878,805    $2,308,521   $1,825,786

                                        ========================== ============ ============
Loss per common share before
  extraordinary gain                          $.59         $.50      $.23             $.15

Loss per common share after
  extraordinary gain                          $.58         $.50      $.23             $.15




                                       85

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